Exhibit 99.1

HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7217, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION

COMPLETES ACQUISITION OF

KIMBALL INTERNATIONAL

MUSCATINE, Iowa (June 1, 2023) – HNI Corporation (NYSE: HNI) announced today the completion of its acquisition of Kimball International, Inc. (NASDAQ: KBAL), a leading commercial furnishings company with expertise in workplace, health, and hospitality.

“The completion of the Kimball International acquisition represents a new chapter as we bring together two strong, successful companies with similar cultures and well-established families of brands,” said Jeff Lorenger, HNI Corporation’s Chairman, President, and Chief Executive Officer. “The combined companies will have an unmatched comprehensive product offering positioned to benefit from post-pandemic trends. I’m privileged to lead this talented team and look forward to the significant benefits we will deliver to our shareholders, members, dealers, and customers.”

The combination creates a market leader with proforma revenue of approximately $3 billion and combined EBITDA of approximately $305 million, when including $25 million of synergies expected to be fully recognized within three years of closing.

Kimball International shareholders are receiving $9.00 in cash and 0.1301 shares of HNI Corporation common stock for each share of Kimball International stock they owned immediately prior to the closing of the transaction.

HNI Corporation’s headquarters will remain in Muscatine, Iowa. Kimball International will continue to be based in Jasper, Indiana.

About HNI Corporation

HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

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